CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman High Income Fund Series (comprising Seligman High-Yield Bond Series and Seligman U.S. Government Securities Series):

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 2-93076 on Form N-1A of our report dated February 23, 2005, relating to the financial statements of Seligman High Income Fund Series appearing in the Annual Report to Shareholders of Seligman High Income Fund Series, for the year ended December 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses, which are parts of such Registration Statement, and to the references to us under the captions "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


/s/ DELOITTE & TOUCHE LLP


New York, New York
April 26, 2005